Exhibit 10.3

REVLON, INC.

2022 KEY EMPLOYEE RETENTION PLAN

1.Purpose. The purpose of this Revlon, Inc. 2022 Key Employee Retention Plan (this “Plan”) is to promote the interests of Revlon, Inc., a Delaware corporation, or any successor corporation (collectively with its subsidiaries, the “Company”) by providing retention payments to certain employees of the Company whose duties are critically important to the Company’s ability to successfully manage its business, particularly in light of the challenging business environment facing the Company.
2.Effective Date of this Plan. This Plan is effective as of July 1, 2022 (the “Effective Date”).
3.General. The compensation provided under this Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company.
4.Definitions. For the purposes of this Plan:
(a)“Award Letter” means the award letter delivered to a Participant that sets forth the Participant’s Total KERP Payment.
(b)“Board” means the Board of Directors of the Company.
(c)“Cause” shall have the meaning set forth in the employment or services agreement between the Participant and the Company, if such an agreement exists and contains a definition of “Cause” or term of similar import; otherwise Cause shall mean (i) gross neglect by the Participant of the Participant’s duties of employment, (ii) conviction of the Participant of any felony, (iii) conviction of the Participant of any lesser crime or offense involving the property of the Company, (iv) willful misconduct by the Participant in connection with the performance of the Participant’s duties of employment or other material breach by the Participant of any agreement between the Participant and the Company, (v) any breach by the Participant of the Revlon Code of Conduct and Business Ethics or (vi) any other conduct on the part of the Participant which would make the Participant’s continued employment by the Company prejudicial in any material respect to the best interests of the Company. If and to the extent any event of Cause is capable of cure in the good faith determination of the Company, the Company shall provide notice of such event of Cause to the Participant, who shall then have 10 days to cure such event of Cause to the satisfaction of the Company, it being acknowledged and agreed that the Company’s good faith determination as to whether a Cause event is subject to cure shall be final and binding upon the parties.
(d)“Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder, as they may from time to time be in effect (and any applicable Internal Revenue Service guidance thereunder).
(e)“Committee” means the Restructuring Committee of the Board, or any other committee authorized by the Board. If no committee is duly authorized by the Board with respect to this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes of this Plan.
(f)“Disability” shall have the meaning set forth in the employment or services agreement between a Participant and the Company, if such an agreement exists and contains a definition of Disability or term of similar import; otherwise “Disability” means the Participant’s physical or mental disability, whether total or partial, such that the Participant is unable to perform the Participant’s services for: (i) a period of six consecutive months or (ii) shorter periods aggregating six months during any 12 month period.
(g)“Good Reason” means, without the Participant’s consent: (i) a reduction in the Participant’s annual base salary of more than 20% or (ii) the required relocation of the Participant’s principal place of employment to a location that increases the Participant’s one-way commute by more than 35 miles (it being understood that temporary relocations on account of disaster or other disruption shall not constitute Good Reason). Notwithstanding the foregoing, the events described in clauses (i) and (ii) above shall not constitute Good Reason unless the Participant notifies the Company in writing within 10 days of the event giving rise to Good Reason and the Company has failed to cure the circumstances giving rise to Good Reason within 30 days following such notice by the Participant (the “Cure Period”). If the Company fails to so cure prior to the expiration of the Cure Period, then the Participant may tender his or her resignation for Good Reason, such resignation to be effective no later than 15 days following the end of the Cure Period; it being understood that if the Participant fails to resign within such 15 day period, the Participant’s right to terminate his or her employment for Good Reason on account of such event shall be deemed to be waived.
(h)“KERP Payment” means each of Payment 1, Payment 2, Payment 3, Payment 4, Payment 5 and Payment 6.
(i)“KERP Payment Pool” means the aggregate amount of all KERP Payments available to all Participants under this Plan, which in no case shall be greater than $15.375 million.
(j)“Participant” shall have the meaning as set forth in Section 5 of this Plan.
(k)“Payment 1” means 25% of the Total KERP Payment.
(l)“Payment 2” means 25% of the Total KERP Payment.
(m)“Payment 3” means 12.5% of the Total KERP Payment.
(n)“Payment 4” means 12.5% of the Total KERP Payment.
(o)“Payment 5” means 12.5% of the Total KERP Payment.
(p)“Payment 6” means 12.5% of the Total KERP Payment.
(q)“Relevant Date” means (i) September 30, 2022 for Payment 1, (ii) December 31, 2022 for Payment 2, (iii) March 31, 2023 for Payment 3, (iv) June 30, 2023 for Payment 4, (v) September 30, 2023 for Payment 5 and (vi) December 31, 2023 for Payment 6.
(r)“Relevant Period” with respect to a KERP Payment means (i) in the case of Payment 1, the period beginning on the Effective Date and ending on September 30, 2022, and (ii) in each of each other KERP Payment, the period (A) beginning on the day immediately following the Relevant Date for the immediately preceding KERP Payment and (B) ending on the Relevant Date for such KERP Payment.
(s)“Sale Event” means a direct or indirect sale, disposition or other transfer to one or more acquirors of (i) beneficial or direct voting control of the Company, (ii) all or substantially all of the assets of the Company, (iii) a majority of the value of the equity securities of the Company or (iv) a sale of the business unit for which a Participant works.

(t)“Total KERP Payment” means the amount set forth in the Participant’s Award Letter.
5.Eligible Participants. Each employee selected by the Committee to participate in the Plan who receives an Award Letter shall be a “Participant” under this Plan.
6.Terms of Participation. Each Participant shall be eligible to receive each KERP Payment, subject to the provisions of this Plan and the Award Letter, including but not limited to, the Participant’s continued employment with the Company through the Relevant Date for such KERP Payment (in accordance with Section 8(c)), except as otherwise provided in Section 7(a).
7.Termination of Employment; Forfeitures.
(a)Termination Without Cause; Death, Disability; Resignation for Good Reason. Notwithstanding anything herein to the contrary, upon a Participant’s involuntary termination by the Company without Cause, termination due to the Participant’s death or Disability, or upon the Participant’s resignation for Good Reason, the Participant (or his or her estate, if applicable) shall receive payment of an amount equal to (x) the KERP Payment for the Relevant Period in which such termination occurs multiplied by (y) a fraction, (i) the numerator of which is the number of calendar days that the Participant was employed during such Relevant Period, and (ii) the denominator of which is the total number of calendar days in such Relevant Period; provided, however, that the Participant’s entitlement to such payment shall be subject to the Participant’s (or, if applicable, his or her estate’s) execution and non-revocation of a release of claims against the Company and its affiliates in the form provided by the Company during the period specified in such release. Such payment shall be paid to the Participant on the Company’s first regularly scheduled payroll date that is at least three business days following the effective date of such release; provided that, if the period during which the Participant may execute such release spans two calendar years, such payment will in all events be made in the second calendar year. For the avoidance of doubt, in no case shall the Participant’s failure to accept a comparable offer of employment from an acquiror in a Sale Event be considered an involuntary termination by the Company without Cause or a resignation by the Participant for Good Reason.
(b)Termination for Cause; Voluntary Resignation other than for Good Reason; Forfeiture and Clawback. Upon a Participant’s voluntary resignation other than for Good Reason or termination by the Company for Cause, (i) the Participant shall forfeit eligibility to receive any KERP Payments that have not yet been paid to the Participant and (ii) if such resignation or termination occurs prior to the earlier of (i) the date of confirmation of a joint chapter 11 plan in the jointly administered cases of Revlon, Inc., Case No. 22-10760 (DSJ), and its debtor affiliates (the “Chapter 11 Cases”) pending in the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”)or (ii) June 30, 2023, the Participant will be required to repay to the Company, promptly (and in any event not later than 30 days) following such resignation or termination, any KERP Payments previously paid to the Participant, net of any taxes paid or payable by the Participant with respect to such KERP Payments.
(c)Reallocation. In the event that a Participant forfeits or is otherwise no longer entitled to receive a KERP Payment (including due to a forfeiture under Section 7(b)), such KERP Payment shall return to the KERP Payment Pool and may be allocated to new or existing Participants, as determined in the reasonable discretion of the Administrator, or if the Administrator delegates its authority to an officer of the Company pursuant to Section 8, as determined in the reasonable direction of such officer, subject, in all cases, to the terms of this Plan and any bankruptcy court order authorizing this Plan.
8.Plan Administration. This Plan shall be administered by the Chief Human Resources Officer of the Company or his designee (the “Administrator”), subject to the terms of this Plan and any bankruptcy court order authorizing this Plan. Subject to any limitations set forth herein, the Administrator shall have the full authority and discretion to take any action as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer this Plan to an officer of the Company, provided that no officer of the Company who is also a Participant may administer this Plan on the officer’s own behalf. The Administrator (or its delegate) shall have full power and authority to construe and interpret this Plan and any interpretation by the Administrator (or its delegate) shall be binding on all Participants and shall be accorded the maximum deference permitted by law. Such designations, determinations, interpretations and decisions by the Administrator need not be the same with respect to each Participant (whether such Participants are similarly situated or not).
(a)General. All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In connection with any Sale Event, the Company may assign this Plan’s sponsorship, in whole or in part.
(b)Form and Timing of Payment; Withholding. Any payment due under this Plan shall be made to a Participant in either (i) the same manner as the Participant receives his or her regular paycheck or (ii) by certified mail at the last known address of the Participant in the records of the Company. Subject to Section 7(a), KERP Payments, to the extent earned, shall be made on the Company’s first regularly scheduled payroll date following the applicable Relevant Date (and in any event not later than 30 days after the applicable Relevant Date). The Company shall withhold all applicable taxes and any other required withholdings with respect to the payment of any award pursuant to this Plan.
(c)Unfunded Arrangement; Exclusion of Compensation. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. KERP Payments shall not be considered as extraordinary, special incentive compensation, and shall not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company, except as otherwise provided in any such other benefit plan or arrangement.
(d)Amendment and Termination. The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of any Participant regarding any KERP Payment without the prior written consent of the Participant; provided, further, that any material amendment to this Plan, such as an increase in the KERP Payment Pool, may be subject to the prior approval of the Committee and any bankruptcy court with jurisdiction, as applicable. Subject to the foregoing, this Plan shall terminate upon the satisfaction of all obligations of the Company hereunder.
(e)Sale Event. Upon a Sale Event, the Company shall seek to have the acquiror assume the KERP Payments applicable to each Participant who transfers to such acquiror.  If the KERP Payments are not so assumed, this Plan will terminate with respect to each such Participant, provided that the Participant will receive the KERP Payment for the Relevant Period during which the closing of such Sale Event occurs, prorated for the number of days elapsed in the Relevant Period through such closing.
(f)No Right to Continued Employment. Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate the Participant’s employment at any time or for any reason or to change the terms of the Participant’s employment in any manner.

(g)Expenses of Plan. Any expense incurred in administering this Plan shall be borne by the Company.
(h)Captions. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)Governing Law. The administration of this Plan shall be governed by the substantive laws of the State of New York, without regard to principles of conflicts of laws. Any persons who now are or shall subsequently become Participants in this Plan shall be deemed to consent to this provision.
(j)Jurisdiction. By accepting an award under this Plan, each Participant (i) agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Plan, whether in contract, tort or otherwise, shall be brought in the federal or state courts in the State of New York, so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Plan shall be deemed to have arisen from a transaction of business in the State of New York, provided, that during the pendency of the Chapter 11 Cases, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Plan, whether in contract, tort or otherwise, shall be brought in the Bankruptcy Court and (ii) hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.
(k)Notices. All notices and other communications under this Plan shall be in writing and shall be given by hand delivery to the other party or confirmed fax or overnight courier, or by postage paid first class mail, addressed as follows:
If to the Participant:
The address of his principal residence as it appears in the Company’s records.
    If to the Company:
    Revlon, Inc.
    1 New York Plaza
    New York, NY 10004
    Attention: Andrew Kidd; Ely Bar-Ness

or to such other address as any party shall have furnished to the other in writing in accordance with this Section8(k). Notice and communications shall be effective when actually received by the addressee if given by hand delivery or confirmed fax, when deposited with a courier service if given by overnight courier, or two business days following mailing if delivered by first class mail.
(a)Section 409A.
(i)This Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Code (“Section 409A”). To the extent that this Plan is not exempt from the requirements of Section 409A, this Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Each Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.
(ii)Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable under this Plan that is considered nonqualified deferred compensation under Section 409A and is designated under this Plan as payable upon a Participant’s termination of employment shall be payable only upon the Participant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(iii)Notwithstanding anything in this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits shall not be provided to the Participant prior to the earlier of (A) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (B) the date of the Participant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiaries), and any remaining payments due to the Participant under this Plan shall be paid as otherwise provided herein.